EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE
SEPARATION AGREEMENT AND GENERAL RELEASE, dated as of the last date set forth on the signature page, between Movado Group, Inc., a New York corporation (the “Company”), and Ricardo Quintero Perez (“Quintero Perez”).
WITNESSETH:
WHEREAS, the Company has terminated Quintero Perez’s employment with the Company effective April 30, 2017.
NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties hereby agree as follows.
1.            Cessation of Employment.  Quintero Perez hereby acknowledges and agrees that Quintero Perez’s employment with the Company has been terminated as of April 30, 2017.
2.            Review Period. Quintero Perez acknowledges that Quintero Perez has been advised to consult with an attorney before signing this Agreement and to the extent that Quintero Perez has wished to, has done so.

Quintero Perez also acknowledges and understands that Quintero Perez has been offered a period of 45 days to review and consider this document before signing it, and that Quintero Perez may revoke it within 7 days after signing it.  The Agreement shall not become effective or enforceable until the 7-day period has expired.

Revocation can be made only by delivering a written notice of revocation to Vivian D’Elia, Movado Group, Inc., 650 From Road, Suite 375, Paramus, New Jersey 07652-3556.  If it is revoked, Quintero Perez will not receive the payments or benefits described in paragraph 3 of this document.  Failure to deliver a written revocation notice or the acceptance of the Separation Benefits after 7 days will automatically signify that no revocation is being made and that this Agreement is fully effective and enforceable.
3.            Payments Contingent upon Quintero Perez’s execution, delivery and performance of this Agreement, and Quintero Perez’s failure to rescind this Agreement as described in paragraph 2 above, the Company will pay Quintero Perez severance of bi-weekly payments each in the amount of $29,807.69 less any required withholding taxes or other mandatory deductions, commencing May 1, 2017 and ending April 27, 2018 (the “End of the Severance Period”).  In addition, if Quintero Perez elects to continue Quintero Perez’s participation in the Company’s medical, dental and vision plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of Quintero Perez’s employment with the Company, the Company will pay Quintero Perez’s costs for such COBRA coverage for the coverage period of May 1, 2017 through October 31, 2018 consistent with the Company’s practices during Quintero Perez’s employment (i.e., during this period the Company will pay Quintero Perez’s COBRA costs in excess of the active employee rate that would have applied if Quintero Perez’s employment had continued during such period).  It is understood that should Quintero Perez become covered under another medical, dental and vision plan, he will notify the Company and cease his COBRA coverage.  Quintero Perez hereby acknowledges that the aggregate payments and benefits he will receive under this Agreement greatly exceed the payments and benefits to which Quintero Perez would be entitled to under his employment agreement and under the Company’s benefit plans and policies, or otherwise, and that the payments and benefits provided for under this Agreement are in lieu of any payments or benefits that Quintero Perez might otherwise be entitled to in connection with Quintero Perez’s employment by the Company or the termination of such employment, including, but not limited to, payments or benefits relating to salary, bonus, accrued vacation, overtime, medical, dental, disability, pension or insurance.

4.            Additional Payments/Options.  In addition to the payments described in paragraph 3 above, Quintero Perez will be entitled to the additional payments specified below.
a.	Accrued Vacation and Outplacement Assistance: The Company will pay Quintero Perez Quintero Perez’s accrued and unused vacation as of April 30, 2017. The Company will also pay the cost of Quintero Perez’s outplacement assistance program that is selected by the Company.
b.	Car Allowance: The Company will pay Quintero Perez $1,000.00 per month during the 12-month severance period.
c.	Equity: The Company will pay for the value of the 8,227 unvested restricted stock units in respect of Movado common stock granted to Quintero Perez upon joining the Company on 7/17/14, which units will be forfeited by Quintero Perez in accordance with their terms. The value of this grant for this purpose will be conclusively determined by multiplying the number of shares by the closing price of Movado common stock as of April 3, 2017 ($24.00), which totals $197,450.00. The Company will also pay for the value of 4,562 unvested restricted stock units in respect of Movado common stock granted to Quintero Perez on 4/15/2016 as part of the fiscal 2015 Bonus, which units will be forfeited by Quintero Perez in accordance with their terms. The value of this grant for this purpose will be conclusively determined by multiplying the number of shares by the closing price of Movado common stock as of April 3, 2017 ($24.00), which totals $109,500.00.
d.	Lump-Sum Payment: The Company will pay Quintero Perez a lump-sum payment of $10,000.00 promptly after the date hereof.
5.            Medical Claims.  Any medical claims incurred by Quintero Perez prior to April 30, 2017 and not previously reimbursed shall be processed in accordance with the Company’s medical, dental and vision plan upon receipt of appropriate documentation, consistent with past practice.  Quintero Perez hereby acknowledges that Quintero Perez’s rights under COBRA have been fully explained to Quintero Perez by the Company and that the Company has provided Quintero Perez with Quintero Perez’s COBRA notice and election forms.
6.            401(k) Plan.  The vested benefits to which Quintero Perez is entitled under the Company’s 401(k) Plan may remain invested under such Plan if Quintero Perez’s aggregate account balance is at least $1,000.00.  If such balance is less than $1,000.00, it will be paid to Quintero Perez or to such bank or other account as Quintero Perez shall direct, in accordance with the terms of such Plan. Any unvested benefits will be canceled as of April 30, 2017.
7.            Post-Termination Statements.  Quintero Perez agrees not to make at any time, directly or indirectly, in any individual or representative capacity whatsoever, any statement (under circumstances reasonably likely to become public or that Quintero Perez might reasonably expect to become public), whether oral or written, which is critical of or is (or is likely to be ) materially detrimental to the goodwill, business or reputation of the Company, or any subsidiary, division or affiliate of the Company; provided, however, that any truthful statement made by either Quintero Perez in good faith in any judicial proceeding shall not violate this paragraph 7.
8.            Release of Claims.  Subject only to paragraph 10 below, Quintero Perez, on behalf of Quintero Perez and Quintero Perez’s successors and assigns, hereby releases and forever discharges the Company and any parent, subsidiary, division, affiliated or related companies and their respective predecessors, successors and assigns, together with the officers, directors, employees, partners, agents, and attorneys of each of them (“Releasees”) from any and all liabilities, obligations, expenses, losses, damages, indemnities, claims, causes of action and demands, known or unknown, whether absolute or contingent, and whether based on contract, tort, statutory, or other legal or equitable theory of recovery which Quintero Perez has had, now has, or may have in the future with respect to any act, condition or event relating in any manner whatsoever, to the employment relationship (or termination thereof) between Quintero Perez and the Company which occurred or existed prior to the date of this Agreement, including without limitation the termination of that relationship. This release includes, but is not limited to, any claims Quintero Perez may have under the Age Discrimination in Employment Act, as amended (“ADEA”), which prohibits age discrimination in employment (“ADEA Waiver”).  Quintero Perez hereby agrees not to sue the Company or any of the other Releasees with respect to the foregoing except that Quintero Perez may bring a claim to challenge the validity of this Agreement under ADEA or to enforce Quintero Perez’s rights under this Agreement.  Quintero Perez agrees that, except as legally required by a subpoena or otherwise, Quintero Perez will not assist any other person or entity to pursue any claim against any of the Releasees.  The foregoing sentence shall not apply to a charge or claim filed with the EEOC; however, to the extent any such charge or claim is brought against any of the Releasees, Quintero Perez hereby expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such charge or claim.  Quintero Perez hereby warrants to the Company that Quintero Perez has not assigned to any other person or entity the claims which are the subject of this paragraph 8.
The Company, on behalf of itself, its successors and  assigns, hereby releases and forever discharges Quintero Perez and Quintero Perez’s estate, heirs, administrators, successors and assigns (“Quintero Perez Releasees”) from any and all liabilities, obligations, expenses, losses, damages, indemnities, claims, causes of action and demands, known or  unknown, whether absolute or contingent, and whether based on contract, tort, statutory, or other legal or equitable theory of recovery which the Company had had, now has, or may have in the future with respect to any act, condition or event relating in any manner whatsoever, to Quintero Perez’s activities as an employee of the Company or the employment relationship (or termination thereof) between Quintero Perez and the Company which occurred or existed prior to the date of this Agreement, including without limitation the termination of that relationship.  Notwithstanding the above, this release and discharge shall expressly exclude any fraudulent or willful misconduct by Quintero Perez discovered by the Company after the first date set forth on the signature page hereof.
9.            (a) Non-Solicitation. In furtherance and not in limitation of any existing obligation of Quintero Perez in this regard, Quintero Perez will not, for a period of six months after the End of the Severance Period, directly or indirectly, in any capacity, without the prior written consent of the Company (which may be granted or withheld in its sole and absolute discretion), employ, engage or retain any individual who is then an employee of the Company (or who had been an employee of the Company within six (6) months prior to April 30, 2017), or solicit, induce or persuade any such  individual to terminate his or her employment relationship with the Company.
(b) Non-Compete. In furtherance and not in limitation of any existing obligation of Quintero Perez in this regard, Quintero Perez will not, for a period of three (3) months after the End of the Severance Period, without the prior written consent of the Company (which may be granted or withheld in its sole and absolute discretion), carry on or engage or participate in the watch business in any country in which the Company’s watches had been distributed within six (6) months prior to April 30, 2017, including as a principal, partner, shareholder, consultant, contractor, agent or employee of any person, corporation, partnership or other entity.
10.            Claims Not Affected by Release.  Notwithstanding anything to the contrary contained herein, the release of claims set forth above does not apply to any claim for workers’ compensation under any federal or state workers’ compensation law nor does it waive Quintero Perez’s right to challenge the validity of Quintero Perez’s foregoing ADEA Waiver under paragraph 8 above or any other rights or claims that Quintero Perez may have under ADEA which arise after the dates on which Quintero Perez signs and re-executes this Agreement.
11.            Consequences of Violation of Covenants.  If Quintero Perez violates any of Quintero Perez’s covenants contained in this Agreement, including, but not limited to, those set forth in paragraph 9 above, Quintero Perez hereby agrees that Quintero Perez will pay all resulting costs incurred by any of the Releasees, including reasonable attorneys’ fees.  The immediately preceding sentence shall not apply to any challenge that Quintero Perez may make to the validity of Quintero Perez’s ADEA Waiver under paragraph 8 above.  As stated, while Quintero Perez may challenge the validity of Quintero Perez’s ADEA Waiver under paragraph 8 above, in the event Quintero Perez does so unsuccessfully, Quintero Perez may be held liable for the applicable Releasees’ attorneys' fees and costs to the same extent that successful defendants are allowed attorneys' fees under ADEA.
12.            Confidentiality.  Quintero Perez will not disclose the terms of this Agreement, or the facts and circumstances giving rise to this Agreement, for any reason to any person or entity not a party hereto unless such communication is (a) required by law or is necessary to comply with the law (e.g., communications to a tax preparer for purposes of submitting a tax return to the Internal Revenue Service) or to enforce the terms hereof, (b) to Quintero Perez’s legal counsel for the purposes of obtaining legal advice, or (c) to an immediate family member of Quintero Perez.  Quintero Perez hereby acknowledges that, in the course of Quintero Perez’s employment with the Company, Quintero Perez has had access to confidential information about, or with respect to, the Company and its subsidiaries (collectively, “Confidential Information” unless and until such information becomes public knowledge).  Quintero Perez hereby agrees that, without the prior written consent of the Company or except as may be required by applicable law, Quintero Perez will keep the Confidential Information confidential and will not divulge any of the Confidential Information to any other person. In addition, Quintero Perez agrees not to use the Confidential Information to directly or indirectly interrupt, disturb or interfere with the relationships of the Company and its subsidiaries with any customer, supplier, consultant, independent contractor or other business partner, or to compete unfairly with the Company and its subsidiaries.  If Quintero Perez believes Quintero Perez is, or may be, required by applicable law to divulge Confidential Information, or the terms or existence of this Agreement, Quintero Perez hereby agrees to inform the Company sufficiently in advance so that the Company may, if it so elects, contest the request for such Confidential Information or information concerning this Agreement.  Quintero Perez hereby agrees that all agreements, documents, drafts, computer discs, files, handwritten or typed notes and other writings relating to the Company or its subsidiaries, which were created by Quintero Perez or by any employee, agent or representative of the Company or any of its subsidiaries, or which were created by any other person at any time but to which Quintero Perez has had access solely as a result or in connection with Quintero Perez’s employment with the Company (all of the foregoing, collectively the “Files”), belong and will continue to belong to the Company or its subsidiaries, as appropriate, provided that Quintero Perez shall be entitled to retain Quintero Perez’s Smartphone (if applicable) after deleting all Confidential Information therefrom, which for the avoidance of doubt shall not entitle Quintero Perez to any wireless service.  Quintero Perez hereby covenants and represents to the Company that Quintero Perez has returned to the Company all of the Files and all equipment and any other materials belonging to the Company that are in Quintero Perez’s possession or under Quintero Perez’s control, including without limitation any corporate credit cards, identification cards, keys and computers.  Quintero Perez and the Company hereby agree that any breach or evasion of the provisions of this paragraph 1212 would result in immediate and irreparable harm to the Company, and that the Company shall be entitled to obtain an injunction and/or specific performance, as well as any other legal or equitable remedy necessary, in order to compel Quintero Perez’s compliance with the requirements of this paragraph12.
13.            Cooperation.  Quintero Perez hereby agrees to assist and to cooperate with the Company in connection with the defense or prosecution of any claim, threatened or asserted, that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Quintero Perez, pertinent knowledge possessed by Quintero Perez, or any act or omission by Quintero Perez.  Quintero Perez further hereby agrees that Quintero Perez will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph 13.
14.            Choice of Law and Forum.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of New Jersey, without regard to its conflict-of-law principles.  Quintero Perez hereby agrees that any dispute concerning or arising out of this Agreement shall be tried exclusively in an appropriate state court in Bergen County, New Jersey or federal court in Essex County, New Jersey.
15.            Waiver of Trial By Jury.  Each party each hereby waives any right to trial by jury on any claim, counterclaim, setoff, demand action or cause of action whatsoever between them, including, without limitation, those arising out of or in any way pertaining or relating to (i) this Agreement, (ii) any dealings between Quintero Perez and the Company with respect to this Agreement, and (iii) Quintero Perez’s employment with the Company or termination thereof, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise.  Each party hereby agrees that either of them may file a copy of this Agreement with any court as written evidence of the knowing, voluntary, and bargained agreement between Quintero Perez and the Company irrevocably to waive trial by jury, and that any dispute or controversy whatsoever between Quintero Perez and the Company shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

16.            Entire Agreement.  This Agreement incorporates all agreements and understandings between Quintero Perez and the Company with respect to the termination of Quintero Perez’s employment with the Company and supersedes all prior agreements between the Company and Quintero Perez and Quintero Perez hereby acknowledges that the Company has made no promises other than those expressly set forth in this Agreement.  No addition, modification, amendment or waiver of any part of this Agreement shall be binding or enforceable unless executed in writing by both parties hereto.
17.            Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.
18.            Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.
The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

BY SIGNING THIS SETTLEMENT AGREEMENT, QUINTERO PEREZ AFFIRMS:
QUINTERO PEREZ HAS READ IT;
QUINTERO PEREZ UNDERSTANDS IT, AND KNOWS THATQUINTERO PEREZ IS GIVING UP IMPORTANT RIGHTS;
QUINTERO PEREZ AGREES WITH EVERYTHING IN IT;
QUINTERO PEREZ HAS BEEN ADVISED TO CONSULT WITH QUINTERO PEREZ’S ATTORNEY PRIOR TO EXECUTING THIS SEPARATION AGREEMENT;
QUINTERO PEREZ HAS SIGNED THIS SEPARATION AGREEMENT KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, this Agreement is executed this 30th day of April 2017.
MOVADO GROUP, INC.

By:	/s/ Vivian D’Elia
	Name:	Vivian D’Elia
	Title:	Senior Vice President, Human Resources
	Date:	April 30, 2017

RICARDO QUINTERO PEREZ

Ricardo Quintero Perez

Date: April 30, 2017